EXHIBIT 99

FOR RELEASE 8:00 a.m. October 21, 2005

BOTETOURT BANKSHARES, Inc.

19747 Main Street

Buchanan, Virginia 24066

For Further Information Contact:

Michelle A. Alexander, Chief Financial Officer

(540) 591-5013

BOTETOURT BANKSHARES, INC ANNOUNCES RECORD EARNINGS

BUCHANAN, VIRGINIA. October 21, 2005 — Buchanan-based Botetourt Bankshares, Inc. announced today its consolidated financial results for the quarter ending September 30, 2005. Net income for the second quarter amounted to $872,269 which is the highest quarterly income in the history of the company. This amount compares to $644,925 for the same period last year, representing an increase of $227,344 or 35.25%.

Net income for the first nine months of 2005 amount to $2,435,193. This amount compares to $1,732,645 for the same period of 2004, representing an increase of $702,548 or 40.55%.

At September 30, 2005 total assets amounted to $233,251,434, total deposits were $211,198,980, total net loans amounted to $179,416,993 and total shareholders’ equity was $21,181,659. The following charts compares this data compared to the same time period in 2004.

	9-30-05	9-30-04	Percent Increase
Total Assets	$233,251,434	$209,244,353	11.47%
Total Deposits	211,198,980	189,551,374	11.42%
Total Net Loans	179,416,993	162,562,439	10.37%
Total Shareholders’ Equity	21,181,659	19,023,688	11.34%

H. Watts Steger, Chairman and Chief Executive Officer of Botetourt Bankshares, Inc., stated “We are pleased to report another record quarterly earnings for our company. The company’s ongoing performance is gratifying after posting the highest record earnings in the history of the organization during 2004. The positive earnings trend for 2005 is reflective of strong loan demand, particularly in the residential mortgage sector, and a continuous rise in interest rates which has benefited our company’s net interest margin.”

Botetourt Bankshares, Inc. is the holding company for Bank of Botetourt, which was chartered in 1899. Bank of Botetourt operates eight full service offices in Botetourt, Rockbridge, and Roanoke counties.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially including, without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Botetourt Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

- END OF TEXT. SEE FINANCIAL INFORMATION ON FOLLOWING PAGES. -

	(Unaudited) September 30, 2005	(Audited) December 31, 2004
Assets
Cash and due from banks	$9,122,112	$5,789,445
Interest-bearing deposits with banks	176,535	194,700
Federal funds sold	8,482,000	3,782,000
Investment securities available for sale	24,891,551	23,752,840
Investment securities held to maturity	2,009,723	2,259,662
Restricted equity securities	474,000	439,700
Loans, net of allowance for loan losses of $2,239,708 at September 30, 2005 and $2,131,534 at December 31, 2004	179,416,993	168,955,408
Property and equipment, net	5,832,188	5,795,172
Accrued income	1,160,513	981,683
Foreclosed assets	—	50,000
Other assets	1,685,819	1,346,241

Total assets	$233,251,434	$213,346,851

Liabilities and stockholders equity
Liabilities
Noninterest-bearing deposits	$30,850,836	$27,790,202
Interest-bearing deposits	180,348,144	164,857,274

Total deposits	211,198,980	192,647,476
Federal funds purchased	—	—
Accrued interest payable	494,000	394,572
Other liabilities	376,795	848,630

Total liabilities	212,069,775	193,890,678

Commitments and contingencies	—	—
Stockholders’ equity
Common stock, $1.00 par value, 2,500,000 shares authorized, 1,235,668 issued and outstanding at September 30, 2005 and 1,232,745 issued and outstanding at December 31, 2004	1,235,668	1,232,745
Additional paid-in capital	1,419,367	1,361,970
Retained earnings	18,383,178	16,491,678
Accumulated other comprehensive income (loss)	143,446	369,780

Total stockholders’ equity	21,181,659	19,456,173

Total liabilities and stockholders’ equity	$233,251,434	$213,346,851

	Nine Months Ended September 30,		Three Months Ended September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$9,687,125	$8,085,789	$3,424,966	$2,779,037
Federal funds sold	88,578	21,847	69,996	14,762
Investment securities taxable	393,795	393,692	133,994	118,154
Investment securities exempt from federal income tax	304,594	303,568	101,175	101,624
Deposits with banks	3,743	1,642	1,410	585

Total interest income	10,477,835	8,806,538	3,731,541	3,014,162

Interest expense
Deposits	2,908,160	2,463,632	1,079,257	846,385
Federal funds purchased	16,807	13,751	—	—

Total interest expense	2,924,967	2,477,383	1,079,257	846,385

Net interest income	7,552,868	6,329,155	2,652,284	2,167,777
Provision for loan losses	350,000	600,000	100,000	150,000

Net interest income after provision	7,202,868	5,729,155	2,552,284	2,017,777

Non-interest income
Service charges on deposit accounts	427,157	407,011	148,458	156,222
Net realized gains (losses) on sales of securities	7,198	—	—	—
Other income	719,861	561,384	226,912	232,585

Total non-interest income	1,154,216	968,395	375,370	388,807

Non-interest expense
Salaries and employee benefits	2,797,275	2,391,333	952,034	808,098
Occupancy and equipment expense	613,845	559,126	211,432	197,142
Other expense	1,423,050	1,240,390	490,691	475,619

Total non-interest expense	4,834,170	4,190,849	1,654,157	1,480,859

Income before income taxes	3,522,914	2,506,701	1,273,497	925,725
Income tax expense	1,087,721	774,056	401,228	280,800

Net income	$2,435,193	$1,732,645	$872,269	$644,925